Exhibit 99

At MedicalCV, Inc.:
Jules Fisher
Chief Financial Officer
(651) 452-3000
www.medcvinc.com

FOR IMMEDIATE RELEASE

MEDICALCV REVENUES UP 108% IN FISCAL 2004 SECOND-QUARTER

Company Files 510(K) Application to Market Annuloplasty System

MINNEAPOLIS, December 9, 2003—MedicalCV, Inc. (OTCBB: MDCVU), a Minnesota-based cardiothoracic surgery device manufacturer, today reported that net sales for its fiscal second quarter ended October 31, 2003, rose 108 percent to $887,225 compared to $425,769 in the same period last year. The increase was attributable to higher sales of the Omnicarbon® heart valve in Europe, the Middle East and in the United States. The second-quarter net loss narrowed to $1.2 million, or $0.16 per share, versus a net loss of $1.5 million, or $0.19 per share, in the same period last year.

For the six-month period, net sales were $2.0 million versus $1.2 million in the comparable prior-year period. The net loss for the first six months of fiscal 2004 was $2.4 million, or $0.30 per share, compared to a net loss of $2.7 million, or $0.33 per share, in the prior-year first half.

                “We are pleased with our sizable revenue gains and bottom-line improvement,” said Blair Mowery, MedicalCV’s president and chief executive officer. “Further, in the second quarter, we continued to make significant progress in reducing our manufacturing costs and in penetrating the large U.S. market with our Omnicarbon heart valve. Concurrently, we are focusing on two other opportunities — a unique approach to repair for the mitral and tricuspid valves, and the treatment of atrial fibrillation — these two areas hold important potential for growth.”

Operating expenses for the 2004 second quarter decreased to $1.4 million compared to $1.5 million for the same period in 2003. For the six-month period, operating expenses were flat at $3.0 million compared to the prior-year period.

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MedicalCV’s gross margin was 52 percent for the 2004 second quarter up from 8 percent in the prior-year quarter. For the six-month period, the company’s gross margin was 53 percent compared to 30 percent in the same period last year. The company over the last year has decreased its production costs markedly and expects continued gross margin improvement going forward.

Business Highlights

•                  In November, MedicalCV filed a 510(K) application with the U.S. Food and Drug Administration (FDA) for approval to market its Northrup Universal Annuloplasty System™. Annuloplasty, a rapidly growing $50 million annual worldwide market, is the surgical repair of the heart’s mitral and tricuspid valves. “We are rapidly moving toward commercializing our annuloplasty system for valve repair, which will broaden our product offerings for cardiothoracic surgeons and grow the company’s revenues,” said Mowery.

•                  In early September, MedicalCV announced it signed an agreement to acquire a technology platform for the treatment of atrial fibrillation (AF) from LightWave Ablation Systems, Inc. This technology acquisition adds an important growth platform to the company’s portfolio of products for cardiothoracic surgeons. MedicalCV believes the LightWave technology is unique and has the potential to allow surgeons to deal definitively and simply with patients suffering from a wide variety of heart disease conditions and, potentially, even the most difficult forms of atrial fibrillation. There are approximately 5.5 million people worldwide afflicted with atrial fibrillation.  This includes approximately 25 percent of the 200,000 annual valve replacement patients and approximately 10 percent of the additional 1.2 million open heart patients, who would be candidates for a surgical approach to AF treatment. This market is expected to grow to as much as $250 million annually by 2008. A minimally invasive surgical technique could expand the market to a total revenue size of more than $1 billion by 2008. Near-term, MedicalCV plans to investigate several minimally invasive approaches that could open this significant opportunity for the company.

•                  The company continues to pursue FDA clearance of its pyrolytic carbon manufacturing process. The data accumulation is on track and the company anticipates receiving FDA approval in calendar 2004.

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Liquidity and Financing

In November 2003, MedicalCV borrowed $1.0 million of new bridge debt financing via transactions with private investors. MedicalCV also announced that it has entered into amendments with holders of its outstanding bridge debt to extend the first maturity date of this debt to May 27, 2004. This financing will enable the company to continue operations while seeking $3 million to $5 million of new permanent financing to fund operations in early calendar 2004. This longer-term financing would be used to complete the development and commercialization of the atrial fibrillation and annuloplasty heart valve repair systems, fund operations and working capital requirements.

Outlook

MedicalCV anticipates further increases in net sales and gross margin in the last half of fiscal 2004. Management also expects the operating losses and negative operating cash flow to continue through fiscal 2005, as MedicalCV completes the development and commercialization of the atrial fibrillation and heart valve repair system product lines.

Conference Call

                To access MedicalCV’s live second-quarter earnings conference call today, dial (303) 205-1500 at least 10 minutes prior to the 11 a.m. CT (noon ET) call. For those unable to listen to the live conference call, an audio replay will be available beginning at 1 p.m. CT, Tuesday, December 9, through 5 p.m. CT, Friday, January 9. To access the replay, dial (303) 590-3000 and enter passcode 562003.

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About MedicalCV, Inc.

MedicalCV, Inc. is a Minnesota-based cardiothoracic surgery device manufacturer that launched its Omnicarbon® heart valve in the United States in early 2002. Led by a new management team, the company is focused on building a worldwide market in mechanical heart valves and other innovative products for the cardiothoracic surgical suite which reduce the incidence and severity of stroke and congestive heart failure. The Omnicarbon heart valve has an established market position in a number of key regions of Europe, South Asia, the Middle East and the Far East. Although international markets will continue to play an important role in the company’s results, the U.S. market offers tremendous growth potential for the company’s products. In September 2003, the company acquired a technology platform for the treatment of atrial fibrillation, an exciting new growth opportunity. In addition, the company entered into an agreement with Segmed, Inc., to commercialize an annuloplasty product known as the Northrup Universal Heart Valve Repair System™. MedicalCV has a fully integrated manufacturing facility, where it designs, tests and manufactures its products. The company’s securities are traded on the OTC Bulletin Board under the symbol “MDCVU”.

This release contains certain forward-looking statements of expected future developments, as defined in the Private Securities Litigation Reform Act of 1995. The forward-looking statements in this release refer to the expectations regarding continuing operating improvement and other matters. These forward-looking statements reflect management’s expectations and are based on currently available data; however, actual results are subject to future risks and uncertainties, which could materially affect actual performance. Risks and uncertainties that could affect such performance include, but are not limited to, the following: our ability to fund our significant capital needs; market acceptance in the U.S. of our Omnicarbon 3000 heart valve; potential reductions in heart valve pricing by our competitors; the costs of licensing and acquiring new products and technologies; the time and costs involved in obtaining regulatory clearance for our Omnicarbon 4000 heart valve; competing technological and market developments; physician acceptance of our heart valves; dependence upon governmental reimbursements and third party suppliers; and the strength of the mechanical heart valve market. For more detailed information about these risks and uncertainties, please review our Annual Report on Form 10-KSB for the fiscal year ended April 30, 2003 and Form 10-QSB for the quarter ended July 31, 2003.

These events and uncertainties are difficult or impossible to predict accurately and many are beyond our control. We assume no obligation to publicly release the results of any revisions that may be made to any forward-looking statements to reflect events or uncertainties after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

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MEDICALCV, INC.

Consolidated Statement of Operations

(unaudited)

	Three Months Ended October 31,		Six Months Ended October 31,
	2003	2002	2003	2002
Net sales	$887,225	$425,769	$1,981,804	$1,244,101
Cost of goods sold	426,189	391,657	923,292	869,526
Gross profit	461,036	34,112	1,058,512	374,575
Operating expenses:
Sales and marketing	584,967	653,263	1,380,055	1,408,850
General and administrative	624,142	553,778	1,181,065	1,091,369
Engineering and regulatory	200,688	300,554	404,682	501,671
Total operating expenses	1,409,797	1,507,595	2,965,802	3,001,890
Loss from operations	(948,761)	(1,473,483)	(1,907,290)	(2,627,315)
Other (expense) income:
Interest expense	(303,009)	(38,643)	(459,255)	(77,623)
Interest income		1,642	4,993	12,661
Other income (expense)	5,860	10,157	(5,321)	26,084
Total other expense	(297,149)	(26,844)	(459,583)	(38,878)

Net loss	$(1,245,910)	$(1,500,327)	$(2,366,873)	$(2,666,193)
Basic and diluted net loss per share	$(.16)	$(.19)	$(.30)	$(.33)

Shares used in computing basic and diluted net loss per share	7,906,825	7,843,834	7,915,306	7,843,834

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MEDICALCV, INC.

Consolidated Balance Sheet

	October 31, 2003	April 30, 2003
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$75,221	$184,227
Trade and accounts receivable, net	1,280,589	1,472,995
Inventories	2,758,704	2,782,613
Prepaid expenses and other assets	149,827	183,856
Total current assets	4,264,341	4,623,691

Property, plant and equipment, net	1,210,934	1,368,240
Deferred financing costs, net	150,705	62,989
Total assets	$5,625,980	$6,054,920

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Short-term debt with related parties	$2,511,570	$943,333
Current portion of related party lease obligations	284,257	273,843
Current portion of capital lease obligations	14,990	42,069
Accounts payable	1,086,534	895,405
Accrued expenses	294,024	813,539
Total current liabilities	4,191,375	2,968,189

Related party lease obligations, less current portion	3,312,233	3,472,661
Total liabilities	7,503,608	6,440,850

Shareholders’ equity:
Preferred stock, $.01 par value; 5,000,000 shares authorized; no shares issued and outstanding
Common stock; $.01 par value; 95,000,000 shares authorized; 7,995,070 and 7,843,834 shares issued and outstanding, respectively	79,950	78,438
Additional paid-in capital	17,485,687	16,613,337
Deferred stock-based compensation	(3,297)	(4,610)
Accumulated deficit	(19,439,968)	(17,073,095)
Total shareholders’ deficit	(1,877,628)	(385,930)
Total liabilities and shareholders’ deficit	$5,625,980	$6,054,920

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